EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-07831, 333-07835, 333-28455, 333-28457, 333-28459, 333-63813, 333-63815, 333-41632, 333-41634, 333-41670, 033-88634, 333-53278, 333-86686, 333-86688, 333-126062, 333-144060 and 333-168613) on Form S-8 of Maxwell Technologies, Inc. of our reports dated August 1, 2013, relating to the consolidated financial statements, the effectiveness of Maxwell Technology, Inc.'s internal control over financial reporting, and schedules appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2012.
/s/ BDO USA LLP
San Diego, California
August 1, 2013